1. Name and Address of Reporting Person
   WESSNER, DAVID K.
   3250 Lacey Road, Suite 600
   Downers Grove, IL 60515-1700
   USA
2. Issuer Name and Ticker or Trading Symbol
   ServiceMaster Company (SVM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common stock $.01 par value        12/28/99   G             9048        D                 269104           I           by Trust for
                                                                                                                       self
Common stock $.01 par value        12/28/99   G             11200       D                 264632 <F1>      I           by trust for
                                                                                                                       spouse
Common stock $.01 par value                                                               61846            I           Cust. for
                                                                                                                       children
Common stock $.01 par value                                                               50394 <F2>       I           Dir. Def Fee
                                                                                                                       Trust
Common stock $.01 par value                                                               545620 <F3>      I           Director
                                                                                                                       Investment
                                                                                                                       Co.

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $8.4788                                              09/29/2010 Common                      7018     D
(Right to buy)                                                                 Stock
Stock Options  $9.21                                                12/31/2012 Common                      11728    D
(Right to buy)                                                                 Stock                       <F4>
Stock Options  $9.2593                                              02/15/2006 Common                      10125    D
(Right to buy)                                                                 Stock
Stock Options  $9.7856                                              03/30/2010 Common                      7962     D
(Right to buy)                                                                 Stock
Stock Options  $10.02                                               04/26/2008 Common                      15000    D
(Right to buy)                                                                 Stock
Stock Options  $10.2319                                             06/29/2010 Common                      9830     D
(Right to buy)                                                                 Stock
Stock Options  $13.2069                                             09/29/2009 Common                      4505     D
(Right to buy)                                                                 Stock
Stock Options  $15.5231                                             06/29/2009 Common                      3833     D
(Right to buy)                                                                 Stock
Stock Options  $15.7392                                             03/30/2008 Common                      3780     D
(Right to buy)                                                                 Stock
Stock Options  $17.1913                                             03/30/2009 Common                      6922     D
(Right to buy)                                                                 Stock
Stock Options  $18.0413                                             09/29/2008 Common                      3298     D
(Right to buy)                                                                 Stock
Stock Options  $18.6788                                             12/30/2008 Common                      3489     D
(Right to buy)                                                                 Stock
Stock Options  $19.3588                                             06/29/2008 Common                      2781     D
(Right to buy)                                                                 Stock
2001 Dir.      $11.46   07/01/2002 A         7426        07/01/2002 06/30/2012 Common  7426     $0.0000    7426     D
Stock Option                                                                   Stock                       <F4>
(Right to Buy)
2001 Dir.      $11.6    04/01/2002 A         19048       04/01/2002 03/31/2012 Common  19048    $0.0000    19048    D
Stock Option                                                                   Stock                       <F4>
(Right to Buy)
2001 Dir.      $13.972                                              04/14/2009 Common                      15000    D
Stock Option                                                                   Stock
(Right to Buy)
Non-Emplee     $9.1                                                 09/29/2012 Common                      11801    D
Dir.Dis.                                                                       Stock
Option (Right
to Buy)

Explanation of Responses:

<F1>
Mr. Wessner disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purposes of Section 16 or for any other purposes.
<F2>
Directors Deferred Fee Trust includes 476 shares acquired through the dividend reinvestment feature of the plan from January through December 2002 at prices ranging from $8.89 to $15.50.
<F3>
Mr. Wessner disclaims beneficial ownership of the shares for the investment company of which he is a director, and this report shall not be deemed an admission that he is the beneficial owners of such securities for purposes of
Section 16 or for any other purposes.
<F4>
Director's fees taken in discounted options.

SIGNATURE OF REPORTING PERSON
/s/ Sandra L. Groman

DATE
02/14/2003